EXHIBIT 10.9

CENTENE CORPORATION
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
(and Summary Plan Description)
for Eligible Executives

I.PURPOSE
This Centene Corporation Executive Severance and Change in Control Plan (the "Executive Plan") is intended to provide benefits to eligible employees of Centene Corporation and its United States based subsidiaries (collectively, the "Company"), who become unemployed as a result of a Qualifying Termination, as described below. This Executive Plan is intended to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the regulations promulgated thereunder for severance pay plans and is to be interpreted in a manner consistent with such requirements. This document contains the provisions of both the Executive Plan and the Summary Plan Description. This Executive Plan is adopted effective January 6, 2024, and, except as set forth in Section IX.E. of the Executive Plan, supersedes any and all previous severance pay policies, practices, plans and arrangements, whether written or oral, of the Company applicable to the Eligible Employee.

II.WHO IS ELIGIBLE TO PARTICIPATE
To be eligible to be a participant in this Executive Plan (an “Eligible Employee”), an individual must meet all the following qualifications at the time his/her employment terminates:
A.The employee must be currently employed in the capacity of and holding the title or a level of Senior Vice President or above position within the Company or have otherwise been designated by the Company as a participant in the Executive Plan (i.e., Market or Business Unit CEO (“BU CEO”), Regional Vice Presidents or select Vice Presidents).
B.The employee must be employed by the Company as a Full-Time Employee.
C.The employee must be employed by an entity that is eligible to participate in this Executive Plan pursuant to a list of participating entities maintained by the Plan Administrator, which list may not be changed (other than to add additional entities) during the two-year period following a Change in Control.
D.The employee must become a party to a restrictive covenant agreement in the form provided by the Company.
E.The employee is not a party to an employment or severance agreement or offer letter with the Company that provides for severance payments (each, an “Individual Agreement”) or, not later than 120 days following the effective date of this Executive Plan (or such longer period as determined by the Plan Administrator in its sole discretion), such individual agrees in writing that his or her existing rights under such Individual Agreement are terminated and replaced with the provisions of this Executive Plan.
F.The employee must experience a Qualifying Termination, as set forth in Section IV, below.

III.DEFINITIONS
Words or phrases which are initially capitalized or within quotation marks shall have the meanings provided in this Section III and as provided elsewhere herein. For purposes of this Executive Plan, the following definitions apply:
A.“Accrued Obligations” shall mean, as of the date of termination, (A) Eligible Employee’s then-current Base Salary (disregarding any reduction constituting Good Reason) through the date of termination to the extent not theretofore paid, (B) any vacation pay, sick pay, and other paid time off earned and accrued by the Eligible Employee as of the date of termination to the extent not theretofore paid and to the extent payable upon the date of termination pursuant to the applicable Company policy, (C) any unpaid expenses incurred and reported in accordance with the Company’s policies, and (D) vested benefits owing under any employee benefit plans of the Company and the Affiliates.
B.“Affiliates” shall mean all corporations and other entities directly or indirectly controlling, controlled by or under common control with the Centene Corporation, where control may be by management authority, equity interest or otherwise; or any corporation or other entity in which the Company has a substantial ownership interest, as determined by the Plan Administrator in its sole discretion, or with which the Company is a joint venturer or the like. Following a Change in Control, “Affiliate” shall include any entity that acquires Centene Corporation and its affiliated entities.
C.“Cause” shall mean acts or omissions that the Company determines, after affording the Eligible Employee an opportunity to be heard, (i) are criminal, dishonest or fraudulent or constitute misconduct that reflects negatively on the reputation of the Company (including any parent, subsidiary, Affiliate or division of the Company); (ii) could expose the Company or any parent, subsidiary, Affiliate or division of the Company to claims of illegal harassment or discrimination in employment; (iii) are material breaches of this Executive Plan; or (iv) reflect continued and repeated failure to (A) perform substantially the duties of his/her employment (other than any such failure resulting from the Eligible Employee’s physical or mental impairment or incapacity) or (B) to comply with any material written policy of the Company.
D.“Change in Control” shall have the meaning set forth in the Centene Corporation 2012 Stock Incentive Plan or any successor plan thereto.
E.“Change in Control Termination” shall mean a Qualifying Termination within twenty-four (24) months after the occurrence of a Change in Control (or during the six months prior to a Change in Control at the request of any third party participating in or causing the Change in Control).
F.“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
G.“Confidential Information” shall mean the Company’s trade secrets and other non-public proprietary information relating to the Company or the business of the Company, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company that is not known generally to the public or the industry. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Eligible Employee.
H.“Disability” shall mean the disability of the Eligible Employee as defined in Section 409A(a)(2)(C) of the Code.
I.“Full-Time Employee” shall mean an employee assigned to an established position with a regular work schedule of at least thirty (30) hours per week.”
J.“Good Reason” shall mean, without the Eligible Employee’s prior written consent, at or after a Change in Control, (i) a reduction in Eligible Employee’s annual Base Salary or annual target bonus opportunity from those in effect immediately prior to the Change in Control, (ii) a material reduction in Eligible Employee’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control, or (iii) a demand by the Company or the entity surviving the transaction that resulted in the Change in Control that Eligible Employee relocate to a primary work location more than fifty (50) miles from Eligible Employee’s primary work location immediately prior to the Change in Control; provided that such proposed relocation results in a greater commute for Eligible Employee based on Eligible Employee’s residence immediately prior to such relocation. Eligible Employee must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice. If the Company fails to remedy in all material respects such Good Reason condition, the Eligible Employee shall have 90 days to terminate his/her employment for Good Reason.
K.“Plan Administrator” shall mean the Compensation and Talent Committee of the Board of Directors of Centene Corporation or its delegate.
L.“Restricted Period” shall mean 12 months for Tier I & Tier II Eligible Employees, and 9 months for Tier III Eligible Employees, in each case, following termination of employment for any reason.

IV.QUALIFYING EVENTS
Except as otherwise determined by the Company, a termination of employment is a “Qualifying Termination” only if all of the following requirements are met:
A.The Eligible Employee is on the active payroll of the Company or on an approved leave of absence with guaranteed reinstatement at the time employment terminates;
B.The termination occurs solely as a result of any of the following:
1.The elimination of the Eligible Employee’s position with the Company in conjunction with a reduction-in-force or corporate restructuring;
2.The Eligible Employee is involuntarily terminated without Cause (and other than due to death or Disability); or
3.The Eligible Employee terminates his/her employment for Good Reason (applicable only to Change in Control Terminations);
C.The Eligible Employee is not offered other employment with (i) the Company or one of the Affiliates, (ii) a successor of the Company or one of the Affiliates (a “Successor”) or (iii) a purchaser of some or all of the assets of the Company or any of the Affiliates (a “Purchaser”), provided that following a Change in Control, the Eligible Employee shall be deemed not to have been offered other employment if such employment would provide the Eligible Employee with grounds to terminate employment for Good Reason;
D.The Eligible Employee continues employment until the termination date designated by the Company, as such date may be extended by the Company from time to time in its sole discretion, provided that, following a Change in Control, the Company shall not be permitted to require such employment for a period that exceeds 30 days following (i) in the case of Section IV.B(1) or (2) of this Executive Plan, the date that the Eligible Employee receives a notice of termination from the Company or an Affiliate, and (ii) in the case of Section IV.B(3) of this Executive Plan, the date that the Company’s period to remedy in all material respects the applicable Good Reason condition expires;
E.During the period from the date the Eligible Employee receives notice of termination until the termination date (which period, in the event of a termination following a Change in Control, shall not exceed 30 days following the date that the Eligible Employee receives notice of termination), the Eligible Employee’s performance and conduct are reasonably in accordance with all material policies and procedures of the Company and are otherwise reasonably satisfactory to the Company;
F.The Eligible Employee executes and delivers to the Company a general and full release of claims on a form that is then acceptable to the Company and with such other terms as the Company may then require (the “Employee Release”) (which Employee Release, in the event of a termination following a Change in Control, shall be reasonably consistent with the Employee Release utilized by the Company prior to the Change in Control), within the timeframe required by the Older Workers Benefit Protection Act or the timeframe provided by the Company, whichever is later, and, having signed the Employee Release, if a revocation right is afforded to the Eligible Employee, the Eligible Employee does not timely revoke it;
G.The Eligible Employee fulfills, and agrees to continue to fulfill, all of his or her obligations, whether due to contract, statute or common law, to the Company and the Affiliates with respect to Confidential Information, non-disclosure, non-competition, and non-solicitation and with respect to such other obligations, as may from time to time be required by the Company, including but not limited to those restrictive covenants set forth in Section VIII; and
H.The Eligible Employee timely delivers to the Company a resignation from all offices, directorships and fiduciary positions with the Company, the Affiliates and employee benefit plans.

V.SEVERANCE BENEFITS ABSENT A CHANGE IN CONTROL
An Eligible Employee who experiences a Qualifying Termination that is not a Change in Control Termination shall be entitled to the following (in addition to the Accrued Obligations):

A.SEVERANCE PAY
An Eligible Employee shall receive the following severance pay, payable in a lump sum within 74 days following his/her Qualifying Termination, provided that, to the extent necessary to avoid any taxes or penalties pursuant to Section 409A (as defined in Section IX.G), any portion of the following severance pay that constitutes deferred compensation within the meaning of Section 409A that was payable pursuant to an Individual Agreement shall be paid at the earliest date that is permitted in accordance with the schedule set forth in the Individual Agreement, as in effect on the date of termination of the Individual Agreement or at such time later time as required by Section IX.G:

Tier as of Termination Date	Cash Severance
Tier I Eligible Employee (EVP/SVP)	Prorated Target Bonus plus 1 x Base Salary
Tier II Eligible Employee (BU CEO)	Prorated Target Bonus plus 1 x Base Salary
Tier III Eligible Employee (Other)	Prorated Target Bonus plus .75x Base Salary
Base salary is equal to the Eligible Employee’s annual base salary at the time of the Qualifying Termination (“Base Salary”). The prorated bonus shall be determined by multiplying the Eligible Employee’s annual bonus at target by a fraction the numerator of which is the number of full months the Eligible Employee worked in the calendar year and the denominator of which is 12 (the “Prorated Target Bonus”).

Amounts payable under this Section V.A shall be reduced by all taxes and other amounts which the Company is required to withhold under applicable law.

B.MEDICAL AND DENTAL BENEFITS
If the Eligible Employee has timely elected to continue his or her participation and, if applicable, that of his or her eligible dependents, in the Company’s group health and dental plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Eligible Employee will be responsible to pay contributions for the health and dental insurance continuation coverage (collectively, “Medical Coverage”) provided under this Section V.B in the same amount as is charged to similar active employees for similar coverage (and the Company shall pay the remainder of the COBRA premium amount) for the applicable period set forth below or, if earlier, until the date that the Eligible Employee becomes eligible for group health coverage from a subsequent employer.

Tier as of Termination Date	Medical and Dental Benefits
Tier I Eligible Employee (EVP/SVP)	12 months
Tier II Eligible Employee (BU CEO)	12 months
Tier III Eligible Employee (Other)	9 months

C.LONG TERM INCENTIVE AWARDS
Outstanding Company equity awards held by the Eligible Employee at the time of his/her Qualifying Termination shall continue to vest, and stock options and stock appreciation rights shall continue to be exercisable to the extent that their original terms have not then expired, for the number of months following the Qualifying Termination set forth below (and any stock options or stock appreciation rights that first become exercisable less than 90 days prior to the end of the equity continuation period below shall remain exercisable for 90 days following the date that they first become exercisable). For any performance-based restricted stock units (“PSUs”) eligible to vest pursuant to the prior sentence, the level at which such PSUs are earned shall based upon actual performance and be settled around the same time as PSUs are settled for the Company’s officers generally. Except in the case of stock options and stock appreciation rights, any equity awards that become vested as set forth in this Section V.C shall be settled on the dates that they otherwise would have been settled in the event that the Eligible Employee’s employment had continued until the applicable vesting date, subject to Section IX.G.

Tier as of Termination Date	Equity Continuation
Tier I Eligible Employee (EVP/SVP)	12 months
Tier II Eligible Employee (BU CEO)	12 months
Tier III Eligible Employee (Other)	9 months
Any unvested Cash Long-Term Incentive Plan (“CLTIP”) awards outstanding at the time of the Qualifying Termination will be prorated (based on full months worked in the performance period) and will be earned based upon actual performance. Any such bonus amount shall be paid in a single, lump sum payment at the same time CLTIP awards for the applicable year are paid to the Company’s officers generally. CTLIP awards that become vested as set forth in this Section V.C shall be settled on the dates that they otherwise would have been settled in the event that the Eligible Employee’s employment had continued until the applicable vesting date, subject to Section IX.G.
D.OUTPLACEMENT ASSISTANCE
Assistance in the search for new employment will be provided to Eligible Employees who experience a Qualifying Termination, either through a state or local government agency or service or an outplacement firm for six months following the Qualifying Termination. The Company reserves the right to make the final decision as to the nature and extent of assistance to be provided and the designation or selection of the agency, service or outplacement firm.

VI.SEVERANCE BENEFITS IN CONNECTION WITH A CHANGE IN CONTROL
An Eligible Employee who experiences a Change in Control Termination shall be entitled to the following (in addition to the Accrued Obligations), in lieu of the severance benefits set forth in Section V:

A.SEVERANCE PAY
An Eligible Employee shall receive severance pay, payable in a lump sum within 74 days following his/her Qualifying Termination, provided that, to the extent necessary to avoid any taxes or penalties pursuant to Section 409A, any portion of the following severance pay that constitutes deferred compensation within the meaning of Section 409A that was payable pursuant to an Individual Agreement shall be paid at the earliest date that is permitted in accordance with the schedule set forth in the Individual Agreement, as in effect on the date of termination of the Individual Agreement or at such time later time as required by Section IX.G:

Tier as of Termination Date	Cash Severance
Tier I Eligible Employee (EVP/SVP)	2 x Base Salary plus 2 x Average Bonus
Tier II Eligible Employee (BU CEO)	1.5 x Base Salary plus 1.5 x Average Bonus
Tier III Eligible Employee (Other)	1 x Base Salary plus 1 x Average Bonus

“Average Bonus” is defined as the average of the last two (2) annual cash bonuses paid to the Eligible Employee (with any amounts deferred at the election of the Eligible Employee treated as having been paid to the Eligible Employee) in respect of the two (2) most recently completed full fiscal years of the Company for which bonuses have been paid prior to the date of termination (or if greater, prior to the Change in Control), provided that, in the case of an Eligible Employee who has not been employed by the Company for at least two (2) completed full fiscal years prior to the date of termination, such Eligible Employee’s annual bonus at target as of the date of termination shall be substituted for any fiscal year during which the Eligible Employee was not employed for the full fiscal year. Such amount will be paid in an undiscounted lump sum. In addition, the Eligible Employee will receive a prorated target annual bonus for the year in which such termination occurs, determined by multiplying the Eligible Employee’s annual bonus at target (disregarding any reduction in target bonus following the Change in Control) by a fraction the numerator of which is the number of full months the Eligible Employee worked in the calendar year and the denominator of which is 12.
In the event of a Change in Control Termination that occurs prior to a Change in Control, (i) the amounts payable pursuant to this Section VI.A shall be reduced by the amount of any cash severance or Prorated Target Bonus previously paid under Section V.A, and (ii) except as necessary to avoid any taxes or penalties pursuant to Section 409A and subject to Section IX.G, the additional cash severance payable pursuant to this Section VI.A shall be paid within 74 days following the Change in Control.
Benefits payable under this Section VI.A shall be reduced by all taxes and other amounts which the Company is required to withhold under applicable law and shall be payable as lump sum at one of the Company’s regular payroll periods and in accordance with its regular payroll practices.

B.MEDICAL, DENTAL AND LIFE INSURANCE BENEFITS
If the Eligible Employee is eligible to continue his or her participation, and that of his or her eligible dependents, in the Company’s group health and dental plans under COBRA, the Eligible Employee may exercise his or her right to do so in a timely manner. During the period of time specified below based on the Eligible Employee’s Tier as in effect on the date of termination, and during which the Eligible Employee has also timely elected Medical Coverage the Eligible Employee will be responsible to pay contributions for Medical Coverage provided under this Section VI.B in the same amount as is charged to similar active employees for similar coverage, rather than the full COBRA premium amount, and the Company shall pay the remainder of the COBRA premium amount for the applicable period set forth below or, if earlier, the date that the Eligible Employee becomes eligible for substantially comparable group health coverage from a subsequent employer.

Tier as of Termination Date	Medical and Dental Benefits
Tier I Eligible Employee (EVP/SVP)	18 months
Tier II Eligible Employee (BU CEO)	18 months
Tier III Eligible Employee (Other)	12 months
If the Company purchased a life insurance policy for the benefit of the Eligible Employee’s beneficiaries prior to the Change in Control, the Company will continue to maintain and pay all expenses associated with the corporate-owned life insurance policy for the remainder of Eligible Employee’s life. For purposes of calculating the amount of severance in this Section VI.B. due as a result of a Qualifying Termination, the Eligible Employee’s Base Salary and bonus amount at target will be based on the highest amount of such Base Salary and bonus amount at target during the two (2) year period ending on the date of termination.

C.LONG TERM INCENTIVE AWARDS
Any stock awards, stock options, stock appreciation rights or other equity-based awards or cash long-term incentive awards that are outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested, fully vest and become exercisable as of the date of the Change in Control Termination (with any applicable performance goals deemed achieved at the greater of target level performance and actual performance in respect of the period prior to the Change in Control) and Eligible Employee shall have the right to exercise any such stock option, stock appreciation right, or other exercisable equity-based award until the earlier to occur of (i) one (1) year from the date of the Change in Control Termination and (ii) the expiration date of such stock option, stock appreciation right or other equity-based award as set forth in the agreement evidencing such award.

D.OUTPLACEMENT ASSISTANCE
Assistance in the search for new employment will be provided for Eligible Employees for six (6) months following the Change in Control Termination through an outplacement firm reasonably selected by the Company.

VII.TERMINATION OF BENEFITS
Notwithstanding anything to the contrary contained in this Executive Plan, severance pay and other benefits to which an Eligible Employee is entitled under Sections V or VI of this Executive Plan following a Qualifying Termination shall terminate upon the occurrence of the following circumstances:
A.If the Eligible Employee accepts employment with the Company, one of the Affiliates, a Successor or a Purchaser, after qualifying for benefits under this Executive Plan, all such benefits will cease as of the date the Eligible Employee commences such employment.
B.Prior to a Change in Control, all benefits under this Executive Plan may be terminated by the Company in the event that it determines, in its sole discretion, that the Eligible Employee has violated any obligation set forth in Sections IV or VIII of this Executive Plan.

VIII.RESTRICTIVE COVENANTS
The receipt of the benefits outlined in Section V and VI is conditioned on the Eligible Employee complying with the following:
A.Non-Disclosure. Eligible Employee shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that Eligible Employee obtains while performing services for the Company, except as may be required to fulfill his/her duties to the Company or to comply with any applicable legal obligation.
B.Non-Competition; Non-Solicitation.
1.During Eligible Employee’s employment with the Company and for the Restricted Period, Eligible Employee must adhere to the terms of any non-competition agreement or covenants entered into between the Eligible Employee and the Company or any of the Affiliates.
2.During the Restricted Period, Eligible Employee will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Company or any Affiliate of the Company that Eligible Employee had dealings with, or responsibility for, or about which Eligible Employee had access to the Confidential Information or any customers’, vendors’ or suppliers’ confidential information.
3.Eligible Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, (a) directly or indirectly, solicit, recruit, hire, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of the Company or any Affiliate of the Company; or (b) take any action to encourage or induce any employee, representative, contractor, consultant, vendor, officer or director of the Company or any Affiliate or division of the Company to cease their relationship with the Company or any Affiliate of the Company for any reason.

C.Remedies for Breach.
1.Because Eligible Employee’s services are unique and because Eligible Employee has access to the Company’s Confidential Information, any breach or threatened breach of this Section VIII will cause irreparable harm to the Company and that money damages alone would be an inadequate remedy, and in addition to all other rights and remedies available to it under this Executive Plan or otherwise, and whether in equity or at law, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section VIII.
2.Any breach of this Section VIII would also constitute a material breach of this Executive Plan and, the event of such a breach prior to a Change in Control, Eligible Employee will within 10 days after such breach repay any payments made and forfeit all payments to be made pursuant to Sections V or VI. The Company expressly reserves the right to pursue all other legal and equitable remedies available to it by virtue of any breach of this Section VIII, including without limitation injunctive relief.
3.The remedies provided for in this Section VIII are cumulative and not exclusive of any and other remedies available under this Executive Plan or otherwise, and whether in equity or at law. In that regard, while the forfeiture of payments and benefits referenced above (to the extent applicable) is appropriate in the event of a breach of this Section VIII, injunctive relief to prevent a continuing breach would still be necessary to give the Company an adequate remedy.

IX.GENERAL INFORMATION CONCERNING THE PLAN
A.The Company pays the full cost of benefits provided under this Executive Plan from its general assets.
B.Notwithstanding anything to the contrary contained herein, benefits shall be reduced by any other payments or benefits to which the Eligible Employee is entitled under applicable law as a result of termination of his/her employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan continuation following termination or the like.
C.Benefits under the Executive Plan are not assignable or subject to alienation. Likewise, benefits are not subject to attachments by creditors or through legal process against the Company, any of the Affiliates or any Eligible Employee.
D.Notwithstanding anything to the contrary contained herein, any and all payments to be provided hereunder to or on behalf of any Eligible Employee are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Company or any of the Affiliates or a successor of the Company or any of the Affiliates.
E.This Executive Plan does not constitute a contract of employment for a specific term or otherwise alter the at-will nature of the employment relationship between any Eligible Employee and the Company. An individual who is covered by an Individual Agreement with the Company will not be an Eligible Employee unless, not later than 120 days following the effective date of this Executive Plan (or such longer period as determined by the Plan Administrator in its sole discretion), such individual agrees in writing that his or her existing rights under such Individual Agreement are terminated and replaced with the provisions of this Executive Plan.
F.The Company shall have the right to act for and on behalf of any or all of the Affiliates in all matters relating to the Executive Plan.

G.The Executive Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code (“Section 409A”), and the Executive Plan will be interpreted on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Executive Plan which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Executive Plan shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Executive Plan during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s separation from service (or, if earlier, the Eligible Employee’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of a payment, and in the event the period for executing the Employee Release overlaps two calendar years, severance benefits shall be paid in the second year to the extent required in order to avoid an accelerated or additional tax under Section 409A. The Company makes no representation that any or all of the payments described in this Executive Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. This Section IX.G. shall not apply to payments for Medical Coverage under Sections V.B. or VI.B.
H.Prior to a Change in Control (or, solely to the extent required by applicable law, following a Change in Control), benefits under the Executive Plan shall be subject to any applicable clawback policies or provisions adopted by the Company from time to time.
I.In the case of any Eligible Employee that is a “disqualified individual” (as defined in Section 280G of the Code), the following provisions shall apply if any compensation, payment or distribution by the Company or any of its Affiliates to or for the benefit of such Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Executive Plan or otherwise, calculated in a manner consistent with Section 280G of the Code (collectively, the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), the following provisions shall apply:
1.If the Parachute Payments, reduced by the sum of the Excise Tax and the total of the federal, state, and local income and employment taxes (the “Income and Employment Taxes”) payable by such Eligible Employee on the amount of the Parachute Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, such Eligible Employee shall be entitled to the full Parachute Payments.
2.If the Threshold Amount is less than (x) the Parachute Payments, but greater than (y) the Parachute Payments reduced by the sum of the Excise Tax and the Income and Employment Taxes on the amount of the Parachute Payments which are in excess of the Threshold Amount, then the Parachute Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payments shall be reduced in the following order to the extent applicable: (1) cash severance benefits not subject to Section 409A; (2) cash severance benefits subject to Section 409A; (3) cash-based long-term incentive awards subject to accelerated vesting upon a Qualifying Termination; (4) equity-based awards subject to accelerated vesting upon a Qualifying Termination; (5) non-cash benefits payable upon a Qualifying Termination, such as Medical Coverage and outplacement benefits; (6) cash awards payable automatically upon a Change in Control; and (7) equity-based awards payable automatically upon a Change in Control. If any reduced payment is made and through error or otherwise that payment exceeds the Threshold Amount, such Eligible Employee shall immediately repay such excess to the Company upon notification that any such overpayment has been made to the Eligible Employee.

3.For the purposes of this Section IX.I, “Threshold Amount” shall mean three times the Eligible Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar ($1.00). All determinations required to be made under this Section IX.I shall be made by an independent accounting firm retained by the Company prior to the date of Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Employee within fifteen (15) business days of the date of termination, or such earlier time as is requested by the Company. The Accounting Firm shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Eligible Employee before or after the Change in Control, including any amounts payable to the Eligible Employee following termination of employment with respect to any restrictive covenants, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.

X.ADMINISTRATION, CLAIMS PROCEDURE AND GENERAL INFORMATION
A.The Company reserves the right to amend, modify and terminate this Executive Plan at any time by a written instrument signed by the Plan Administrator. Except as required by applicable law, any amendments, modifications or a termination of this Executive Plan that are adverse to the interests of an Eligible Employee will become effective in respect of such Eligible Employee on the one-year anniversary of the approved change. Furthermore, upon the occurrence of a Change in Control, no amendment, modification or termination shall become effective prior to the expiration of the two-year period after such Change in Control. There are no vested benefits under this Executive Plan. Also, the Plan Administrator reserves full discretion to administer the Executive Plan in all of its details, subject to the requirements of law. The Plan Administrator shall have such discretionary powers as are necessary to discharge its duties. The Plan Administrator may in its sole discretion delegate its discretion to the Company. Any interpretation or determination that the Plan Administrator makes regarding this Executive Plan, including without limitation determinations of eligibility, participation and benefits, including whether an employee qualifies as an Eligible Employee, are within the Plan Administrator’s sole and absolute discretion, and will be final, binding and conclusive, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously, provided that, following a Change in Control, any exercise of discretion must be made reasonably and in good faith.
B.If you believe you are being denied any rights under the Executive Plans, you may file a claim in writing with the Plan Administrator. If your claim is denied, in whole or in part, the Plan Administrator will notify you in writing, giving the specific reasons for the decision, including specific reference to the pertinent Executive Plan provisions and a description of any additional material or information necessary to perfect your claim and an explanation of why such material or information is necessary. The written notice will also advise you of your right to request a review of your claim and the steps that need to be taken if you wish to submit your claim for review. If the Plan Administrator does not notify you of its decision within 90 days after it had received your claim (or within 180 days, if special circumstances exist requiring additional time, and if you had been given a written explanation for the extension within the initial-90-day claim period), you should consider your claim to have been denied. At this time you may request a review of the denial of your claim.
C.A request for review must be made in writing by you or your duly authorized representative to the Plan Administrator, within 60 days after you have received the notice of denial. As part of your request, you may submit written issues and comments to the Plan Administrator, review pertinent documents, and request a hearing. The Plan Administrator’s written decision will be made within 60 days (or 120 days if a hearing is held or if other special circumstances exist requiring more than 60 days and written notice of the extension is provided to you within the initial 60-day period) after your request has been received. Again, the decision will include specific reasons including references to pertinent Executive Plan provisions.

D.No legal action for benefits under the Executive Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Paragraph B above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Paragraph C above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Paragraph C above).
E.As a participant in the Executive Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Executive Plan participants shall be entitled to:
1.Examine, without charge, at the Plan Administrator’s office, all Executive Plan documents and copies of the documents filed by the Plan Administrator with the U.S. Department of Labor; and
2.Obtain copies of these documents and other Executive Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
In addition to creating rights for Executive Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Executive Plan. The people who operate the Executive Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of Executive Plan participants. Neither the Company nor any other person may discriminate against an employee in any way to prevent him or her from obtaining benefits or exercising rights under ERISA. If a claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider the claim.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within 30 days, a suit may be filed in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $ 110 a day until they are received, unless they were not sent due to reasons beyond the Plan Administrator’s control. If you have a claim for benefits which is denied or not processed, in whole or in part, a suit may be pursued in a state or federal court, but if you file suit in state court, the suit may be removed to federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay the court costs and legal fees. If you are successful, the court may order the other party to pay these costs and fees. If you should lose, the court may order you to pay these costs and fees. Notwithstanding the foregoing, in any action brought by you following a Change in Control for damages or to enforce any provisions of this Executive Plan, if you prevail on at least one material issue, then the Company shall pay one hundred percent (100%) of all legal fees and expenses incurred by you in enforcing your rights pursuant to the Executive Plan. If you have any questions about the Executive Plan, you should contact the Plan Administrator. If there are any questions about this statement or about employee rights under ERISA, please contact the nearest area office of Pension and Welfare Benefits, U.S. Department of Labor.
F.The Executive Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3−2(b). The Executive Plan is also intended to constitute an “unfunded welfare plan” maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA. In the event that the Executive Plan does not meet the requirements of a “severance pay arrangement” or an “unfunded welfare plan” as described above, the Executive Plan is intended is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

G.The following information about this Executive Plan is provided in accordance with the applicable requirements of ERISA and the regulations promulgated thereunder:
Plan Sponsor Centene Corporation
Employer Identification Number of Plan Sponsor 39-1864073
Plan Number TBD
Plan Administrator The Compensation and Talent Committee of the Board of Directors of Centene Corporation
Type of Plan The Executive Plan is a severance pay plan.
Source of Funding The Executive Plan is unfunded; benefits are paid out of the general assets of the Company.
Plan Year January 1-December 31
Legal Process The agent for service of legal process with respect to the Executive Plan is:
Chief People Officer
Centene Corporation
7700 Forsyth Blvd., 8th Floor
St. Louis, MO 63105-3318

IN WITNESS WHEREOF, the Company has caused the Centene Corporation Executive Severance and Change in Control Plan to be duly executed under authority of its Board of Directors.

CENTENE CORPORATION
By: /s/ TANYA MCNALLY
Chief People Officer

Summary of Centene Corporation
Executive Severance and Change in Control Plan

Termination due to a Qualifying Termination that is not a Change in Control Termination:

	Tier I (EVP/SVP)	Tier II (Market or Business Unit CEO)	Tier III (Other)
Severance (lump sum)	1x Base Salary	1x Base Salary	.75x Base Salary
Prorated Bonus	Prorated @ target	Prorated @ target	Prorated @ target
Equity (continued vesting)	12 months	12 months	9 months
Cash LTIP (if applicable)	Prorated @ actual performance	Prorated @ actual performance	Prorated @ actual performance
COBRA (Company subsidized)	12 months	12 months	9 months
Outplacement	6 months	6 months	6 months

Termination due to Qualifying Termination that is a Change in Control Termination:

	Tier I (EVP/SVP)	Tier II (Market or Business Unit CEO)	Tier III (Other)
Severance (lump sum)	2x Base Salary + 2x Average Bonus	1.5x Base Salary + 1.5x Average Bonus	1x Base Salary + 1x Average Bonus
Prorated Bonus	Prorated @ target	Prorated @ target	Prorated @ target
Equity (accelerated vesting)	All	All	All
Cash LTIP (if applicable)	Full vesting	Full vesting	Full vesting
COBRA (Company subsidized)	18 months	18 months	12 months
Outplacement	6 months	6 months	6 months